Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated September 27, 2012
Relating to Preliminary Prospectus Supplement dated September 27, 2012
Registration No. 333-165800

DOLLAR GENERAL CORPORATION

Offering of
36,000,000 shares of Common Stock,
par value $0.875 per share

FREE WRITING PROSPECTUS

This free writing prospectus of Dollar General Corporation relates only to the offering of its common stock described in, and should be read together with, the preliminary prospectus supplement, dated September 27, 2012 (the “Preliminary Prospectus Supplement”), which supplements the prospectus included in Dollar General Corporation’s Registration Statement on Form S-3, as amended (File No. 333-165800), as filed with the U.S. Securities and Exchange Commission (the “SEC”), before deciding to invest in the common stock offered thereby.

Common stock offered by the selling shareholders:	36,000,000 shares
Underwriters’ option:	Certain of the selling shareholders have granted the underwriters a 30-day option to purchase up to 5,400,000 additional shares.
Initial price to the public:	$51.75

We have been advised that, prior to purchasing the common stock being offered pursuant to the prospectus supplement, on September 27, 2012, one of the underwriters purchased, on behalf of the syndicate, 70,691 shares of common stock at an average price of $51.75 per share in stabilizing transactions.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU A PROSPECTUS IF YOU REQUEST IT BY CONTACTING CITI AT (800) 831-9146 OR BATPROSPECTUSDEPT@CITI.COM; GOLDMAN, SACHS & CO. AT (866) 471-2526 OR PROSPECTUS-NY@NY.EMAIL.GS.COM; OR KKR AT (212) 750-8300.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.